Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2022 FIRST QUARTER RESULTS

AFFIRMS 2022 GUIDANCE

New York, New York, May 10, 2022: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported record results for the first quarter ended March 31, 2022.

($ in millions, except per share data)	2022	2021	% Change
Net Sales	$250.7	$198.5	26%
Gross Margin	63%	63%	No change
S, G & A Expense	$97.4	$74.9	30%
S, G & A Expense as a % of net sales	39%	38%	100 bps
Operating Income	$61.2	$48.0	28%
Operating Margin	24%	24%	No change
Net Income (attributable to IP)	$35.3	$27.7	28%
Diluted EPS	$1.10	$0.87	26%

The average dollar/euro exchange rate for the current first quarter was 1.12 compared to 1.20 in the first quarter of 2021. A strong U.S. dollar has a negative impact on our net sales. However, earnings are positively affected by a strong dollar, because almost 50% of net sales of our European operations are denominated in U.S. dollars, while almost all costs of our European operations are incurred in euro.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “As we reported last month, 2022 started the year on a strong note with sales by European based operations up 14% and U.S. based operations up 77%. For our largest brands, Montblanc, Jimmy Choo, Coach and GUESS, sales rose 22%, 7%, 22% and 36%, respectively and many of our mid-sized brands experienced double digit sales growth. The surge in first quarter sales was due to a number of factors including the launches of Montblanc Legend Red, Coach Wild Rose and Coach Dreams Sunset, GUESS Uomo and Kate Spade Sparkle. In the current first quarter, we produced and shipped Ferragamo, Ungaro, MCM and Moncler fragrance products which were not in our line-up in last year’s first quarter. The official rollout of the Moncler duo began in the first quarter and will continue into the second quarter. Our new Jimmy Choo Man Aqua and Lanvin Mon Éclat debut in the second quarter as well. As the year unfolds, we will have a large number of extensions and flankers unveiling across many of our brands. In addition, we look forward to adding Donna Karan and DKNY fragrances to our brand portfolio in July 2022.”

He went on to say, “The current first quarter’s sales growth is all the more impressive as in the same period last year, we had an unusually large number of product launches, several of which were 2020 holdovers. These included our debut scent for Kate Spade, Jimmy Choo’s I Want Choo, Rochas Girl and GUESS’s Bella Vita collection, which resulted in a 37% increase in net sales compared 2020’s first quarter. Also worth noting, the strength of the U.S. dollar versus the euro understated the sales increase by our European based brands; when measured in constant euro, sales rose nearly 18%. As we previously reported, first quarter sales of European based products would have been even better absent the IT problems experienced by our logistics partner handling U.S. distribution.”

Inter Parfums, Inc. News Release	Page 2

May 10, 2022

He continued, “We are benefitting from a robust fragrance industry across the globe. We are pleased to see that our travel retail business has been slowly but steadily improving. North America, our largest market, achieved sales growth of 12%, despite the aforementioned IT issues. Comparable quarter sales in both Western Europe and Asia/Pacific, our second and third largest markets, increased 41%. Our sales in the Middle East increased 27% and in Central and South America sales rose 38%. With shipments in the early part of the first quarter, sales in Eastern Europe rose 13%; however, since the invasion of Ukraine by Russia, we have been following regulations and sanctions which vary by country. Of note, most of our Russian accounts receivables had been protected by credit insurance or are being paid in advance.”

Mr. Madar cautioned, “We continue to operate within a challenging business environment due in great part to the resurgence of the COVID-19 pandemic in certain regions, notably China, which resulted in massive lockdowns. Elsewhere, the aftereffects of the pandemic are exerting pressure on retail traffic, travel, inventory sourcing and costs, the supply chain, transportation and logistics. Finally, the tragic war in Eastern Europe, its duration and related sanctions add further uncertainty to the mix of challenges.”

Russell Greenberg, Executive Vice President and CFO, pointed out, “Gross margin for European operations rose to nearly 66.8% from 65.5% in last year’s first quarter, primarily attributable to the stronger U.S. dollar. For United States operations, gross profit margin was 53.9% and 53.2% in the first quarters of 2022 and 2021, respectively. The significant increase in sales in the first quarter of 2022 allowed us to better absorb fixed expenses such as depreciation and point of sale expenses, as compared to last year’s first quarter. Promotion and advertising included in selling, general and administrative expenses represented nearly 14% of net sales in the current first quarter versus 11% in the same period in 2021. Thus far this year, we are in a better position to allocate our advertising and promotion spending across the quarters to lead up to approximately 21% of net sales on promotion and advertising for the full year.”

Mr. Greenberg noted, “We closed the first quarter with working capital of $484 million, including approximately $265 million in cash, cash equivalents and short-term investments, a working capital ratio of more than 2.9 to 1 and $125 million of long-term debt, most of which relates to borrowings made in connection with the acquisition of our new Paris headquarters.”

Affirms 2022 Guidance

Mr. Greenberg concluded, “For now, we continue to look for 2022 net sales to approximate a record $975 million resulting in earnings per diluted share of $3.00. We had our best ever April sales and this trend is continuing into May. We will be in a better position to revisit the subject of guidance once the lockdowns in China are lifted. Our 2022 guidance assumes that the average dollar/euro exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic. With respect to the geopolitical situation in Eastern Europe, future impacts on our business, including sanctions and counter-sanctions, are difficult to predict due to the high level of uncertainty as to how these developments will evolve.”

Dividend

The Company’s regular quarterly cash dividend of $0.50 per share will be paid on June 30, 2022 to shareholders of record on June 15, 2022.

Inter Parfums, Inc. News Release	Page 3

May 10, 2022

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Wednesday, May 11, 2022. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Devin Sullivan (212) 836-9608/dsullivan@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

May 10, 2022

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended March 31,
	2022	2021

Net sales	$250,678	$198,528

Cost of sales	92,020	73,280

Gross margin	158,658	125,248

Selling, general and administrative expenses	97,441	74,896

Impairment loss	--	2,393

Income from operations	61,217	47,959

Other expenses (income):
Interest expense	883	377
Gain on foreign currency	(2,239)	(1,866)
Interest and investment (income) loss	1,466	(386)
Other income	(116)	(192)

	(6)	(2,067)

Income before income taxes	61,223	50,026

Income taxes	14,932	13,400

Net income	46,291	36,626

Less: Net income attributable to the noncontrolling interest	10,992	8,964

Net income attributable to Inter Parfums, Inc.	$35,299	$27,662

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.11	$0.87
Diluted	$1.10	$0.87

Weighted average number of shares outstanding:
Basic	31,840	31,631
Diluted	32,010	31,772

Dividends declared per share	$0.50	$0.25

Inter Parfums, Inc. News Release	Page 5

May 10, 2022

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$110,122	$159,613
Short-term investments	155,114	160,014
Accounts receivable, net	206,258	159,281
Inventories	227,108	198,914
Receivables, other	12,527	10,308
Other current assets	23,161	21,375
Income taxes receivable	177	210
Total current assets	734,467	709,715
Property, equipment and leasehold improvements, net	157,729	149,352
Right-of-use assets, net	31,510	33,728
Trademarks, licenses and other intangible assets, net	208,960	214,047
Deferred tax assets	7,664	7,936
Other assets	21,878	30,586
Total assets	$1,162,208	$1,145,364

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$14,377	$15,911
Current portion of lease liabilities	4,640	6,014
Accounts payable – trade	72,568	81,980
Accrued expenses	144,724	136,677
Income taxes payable	13,920	4,328
Total current liabilities	250,229	244,910

Long–term debt, less current portion	125,164	132,902
Lease liabilities, less current portion	28,574	29,220

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	--	--
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,843,845 and 31,830,420 shares at March 31, 2022 and December 31, 2021, respectively	32	32
Additional paid-in capital	88,181	87,132
Retained earnings	580,094	560,663
Accumulated other comprehensive loss	(46,273)	(38,432)
Treasury stock, at cost, 9,864,805 shares at March 31, 2022 and December 31, 2021	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	584,559	571,920
Noncontrolling interest	173,682	166,412
Total equity	758,241	738,332
Total liabilities and equity	$1,162,208	$1,145,364